Exhibit 99.1

Heron Therapeutics Announces Commercial Leadership Changes

SAN DIEGO, April 20, 2023 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron”), a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care, today announced changes to its commercial leadership team, including the appointment of Jason Grillot as Vice President, Sales and Marketing, Acute Care, effective April 24, 2023. Mr. Grillot brings more than two decades of hospital experience, most recently serving as a senior sales executive at CHIESI USA.

In addition, John Poyhonen, Heron’s President and Chief Commercial Officer, and Michael Mathews, Heron’s Senior Vice President Commercial, Acute Care, will cease to serve in their positions as of April 30, 2023. Following the departures of Mr. Poyhonen and Mr. Mathews, Craig Collard, Heron’s Chief Executive Officer, will oversee Heron’s commercial organization.

“I have had the pleasure of previously working closely with Jason. Since then, his leadership and sales track record in the hospital setting have been outstanding and I look forward to his contributions as we grow our acute care franchise,” said Craig Collard. “In addition, I am excited to oversee the commercial group and focus on delivering increased value to the patients we serve, our customers and shareholders.”

“I am excited to work with Craig again and the accomplished team at Heron to advance the acute care franchise,” said Mr. Grillot. “I believe that ZYNRELEF® and APONVIETM have significant potential, and I look forward to addressing the two most common concerns for patients and clinicians after surgery, pain and nausea and vomiting.”

In connection with the commencement of Mr. Grillot’s employment, Heron will grant Mr. Grillot an option to purchase 350,000 shares of Heron common stock with an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as of April 24, 2023, the effective date of the grant and the start date of Mr. Grillot’s employment. The options are non-qualified stock options and have a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Mr. Grillot’s continuous service through each vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), this award was approved by Heron’s Compensation Committee of the Board of Directors and made as a material inducement to Mr. Grillot entering into employment with Heron.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

About ZYNRELEF for Postoperative Pain

ZYNRELEF is the first and only dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. ZYNRELEF was initially approved by the FDA in May 2021 for use in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after bunionectomy, open inguinal herniorrhaphy and total knee arthroplasty. In December 2021, the FDA approved an expansion of ZYNRELEF’s indication. In December 2022, we submitted an sNDA to support the proposed indication for greatly expanded use of ZYNRELEF in soft tissue and orthopedic surgical procedures, and the FDA assigned a PDUFA goal date of October 23, 2023. ZYNRELEF is now indicated in the U.S. in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after foot and ankle, small-to-medium open abdominal, and lower extremity total joint arthroplasty surgical procedures. Safety and efficacy have not been established in highly vascular surgeries, such as intrathoracic, large multilevel spinal, and head and neck procedures.

Please see full prescribing information, including Boxed Warning, at www.ZYNRELEF.com.

About APONVIE for PONV

APONVIE is a substance NK1 RA, indicated for the prevention of PONV in adults. Delivered via a 30-second IV push, APONVIE 32 mg was demonstrated to be bioequivalent to oral aprepitant 40 mg with rapid achievement of therapeutic drug levels. APONVIE is the same formulation as Heron’s approved drug product CINVANTI. APONVIE is supplied in a single-dose vial that delivers the full 32 mg dose for PONV. APONVIE was approved by the FDA in September 2022.

Please see full prescribing information at www.APONVIE.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres
Executive Vice President, Chief Operating Officer
Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447